Exhibit 99.2

Final Transcript
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Conference Call Transcript BIG - Q4 2008 Big Lots, Inc. Earnings Conference Call Event Date/Time: Mar. 04. 2009 / 8:00AM ET

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Final Transcript
Mar. 04. 2009 / 8:00AM ET, BIG - Q4 2008 Big Lots, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

 Tim Johnson
 Big Lots, Inc. - VP, Strategic Planning & IR

 Steve Fishman
 Big Lots, Inc. - Chairman, CEO

 Joe Cooper
 Big Lots, Inc. - CFO

 Chuck Haubiel
 Big Lots, Inc. - SVP, Real Estate, Legal, General Counsel

CONFERENCE CALL PARTICIPANTS

 Jeff Stein
 Soleil Securities, Stein Research - Analyst

 David Mann
 Johnson Rice & Co. - Analyst

 Peter Keith
 Piper Jaffray - Analyst

 John Zolidis
 Buckingham Research Group - Analyst

 Patrick McKeever
 MKM Partners - Analyst

 Ronald Bookbinder
 Global Hunter Securities - Analyst

 Stacy Widlitz
 Pali Capital - Analyst

 Ivy Jack
Analyst

 Paul Trussell
 JPMorgan Chase & Co. - Analyst

 Joe Feldman
 Telsey Advisory Group - Analyst

 PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots fourth quarter 2008 teleconference. During this session, all lines will be muted until the question and answer portion of the call. (Operator Instructions). At this time, I would like to introduce today's first speaker, Vice President of Strategic Planning & Investor Relations, Tim Johnson.

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & IR

Thanks Lashonda. And thank you everyone for joining us for our fourth quarter conference call. With me here in Columbus today are Steve Fishman, our Chairman and CEO, Joe Cooper, Senior Vice President and Chief Financial Officer, and Chuck Haubiel, Senior Vice President, Real Estate, Legal, and General Counsel.

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Final Transcript
Mar. 04. 2009 / 8:00AM ET, BIG - Q4 2008 Big Lots, Inc. Earnings Conference Call

Before we get started, I would like to remind you that any forward-looking statements that we make on today's call involve risks and uncertainties, and are subject to our Safe Harbor Provisions, as stated in our press release and our SEC filings, and that actual results can differ materially from those described in the forward-looking statements.

As discussed in detail in this morning's press release, our 2008 results include discontinued operations. Our 2007 results include discontinued operations, as well as items included in continuing operations that are not directly related to the Company's ongoing operations. Therefore we have provided supplemental non-GAAP Q4 and full year financial statements for fiscal 2007 that exclude these items. A presentation of the most directly comparable financial measures calculated in accordance with GAAP, and a reconciliation between the GAAP financial measures and the non-GAAP financial measures are also included in our press release from this morning, which is posted on our website at www.biglots.com. We believe that these non-GAAP financial measures should facilitate analysis by investors and others who follow our financial performance.

The discontinued operations activity in the Q4 and full year fiscal 2008 results, reflect lease indemnification obligations related to KB Toys, a former division of the company. In Q4 fiscal 2008 we reported a loss from discontinued operations of $3.0 million, compared to income from discontinued operations of $6.4 million in Q4 of fiscal year 2007. The loss from discontinued operations for Q4 of 2008 of $3.0 million, net of tax, relates to 31 KB store leases, where we believe we may have liability as a result of KB again filing for bankruptcy protection in December 2008. The income from discontinued operations for Q4 of fiscal 2007, was principally comprised of $5.3 million net of tax, due to the release of KB bankruptcy-related indemnification reserves, and a KB bankruptcy trust settlement of $1.1 million net of tax, each of which were related to the KB's 2004 bankruptcy filing.

The items excluded from continuing operations in the supplemental non-GAAP disclosures represent net income of $3.1 million, or $0.04 per diluted share for the Q4 fiscal 2007, and net income of $6.1 million, or $0.06 per diluted share for the full year fiscal 2007. The nature of these nonrecurring items are detailed in the press release.

So since we do not view discontinued operations or non-recurring KB and hurricane proceeds, as relevant to on going operations of the business, the balance of our prepared comments this morning willing be based on results of continuing operations for 2008, and related to continuing operations on a non-GAAP basis, as adjusted in the supplemental schedules, when we refer to or compare to 2007 results.

With that, I would like to turn it over to Steve.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Thanks TJ. Good morning everyone. Since launching our WIN strategy in late 2005, we have accomplished what we set out to achieve and more. We have taken a business that was marginally profitable to new heights, with record income, and record EPS performance. We executed improved merchandise offerings, better brands and values, a leaner and more productive real estate portfolio, and today we are a more efficient operator with a lower overall cost structure, both in dollars and as a percent of sales. I couldn't be more proud of this organization, and all that has been accomplished to position our business alongside some of the more successful retailers in the market place.

Like most businesses, the global economic crisis over the last several months kept us from performing as well as we could have in 2008. However, we have always believed that if we improved our merchandise offerings, made good real estate decisions, and relentlessly attacked our cost structure, good things could happen for our business. Pure and simple, we remain focused on strategy, and what was within our control. We offered the customer tremendous value, new brands, and better quality. We managed our inventory wisely, and generated record turnover. We controlled our costs to the lowest expense rate in our history. We opened 21 new stores. We invested for the future of the business by completing our Point Of Sale register system rollout, and we began the process of designing and installing a new core IT infrastructure through SAP. Bottom line 2008 was a record year for operating profit dollars and EPS.

Speaking briefly to Q4, our sales comps were down in the 3% range, which was right in the middle of our guidance. This was a continuation of the trends we first experienced in the latter part of September and October. Consistently across discount retail you are hearing that the customer is focused on need based product right now, and is holding off until the last possible moment on bigger discretionary purchases. We are experiencing that in our business as well. For Q4, consumables and hardlines, particularly electronics were the best performers. Consumables which is roughly 30% of our business, has been our most steady category, and comped up mid-single digits in Q4 and for the year...need- based product, great branded closeouts, and unbelievable value. Electronics is not necessarily need-based, but is an area where customers are still spending money. The environment for deals in electronics is better than I have seen in my time here at Big Lots, and we see these opportunities continuing, as we head into the new year. On the flip side, in the more discretionary categories, like seasonal, home, toys, and even furniture in Q4, business was much more challenged.

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Final Transcript
Mar. 04. 2009 / 8:00AM ET, BIG - Q4 2008 Big Lots, Inc. Earnings Conference Call

When I evaluate our merchant performance, I look at category level performance. Did we execute against the strategy? Are we offering better quality and value than last year, or last quarter? How are we performing relative to the competition? My assessment on Q4 is that our merchants did execute fairly well...better in some areas than others, but overall we offered better quality and better value than this time a year ago. In fact, when you look at comps by merchandise category, you will find that our results were every bit as good, if not better, than our competitive set. If you look only at total comps, and do not understand the categories, you are missing this very key element. This is important to understand for comparative purposes because to look at other retailers who have anywhere between 45% to 65% of their mix in consumables, and then compare their total comp to ours, is like apples and oranges in this environment.

Our merchants managed inventory effectively by shifting receipts from slower moving categories to winning categories, or to fund special deals. I feel good about our inventory levels and content as we begin the spring season.

Now Joe will give you some of the financial details, and I will be back to talk about '09, and provide some commentary on longer term opportunities.

Joe Cooper - Big Lots, Inc. - CFO

Thanks, Steve. Good morning everyone. Sales for the Q4 were $1.367 billion, compared to $1.412 billion for Q4 of last year. Comparable store sales decreased 3.2%, as strength in electronics and consumables was offset by softness in more discretionary categories, as Steve just mentioned. Q4 sales comps remained very consistent across the income demographics of our store base and were also fairly consistent on a regional basis, with the exception of the Southeastern region, which trailed the company average.

Our Q4 operating profit dollars increased slightly over last year even though total sales were off about 3%. Growth in operating profit dollars was possible due to expansion in the operating profit rate which finished at 9.7% of sales, or 30 basis points higher than last year. This expansion in the operating profit rate was driven by an increase in the gross margin rate, partially offset by slight SG&A deleverage.

The Q4 gross margin rate of 40.4% was 70 basis points above last year's rate of 39.7%. The increase to last year was due to a higher receipt IMU, lower freight costs, and a lower Q4 shrink rate year-over-year, partially offset by an unfavorable mix impact, as a result of higher sales and lower margin consumables and electronics categories.

Total SG&A dollars were $419.4 million, or down 2% compared to last year. The Q4 SG&A rate of 30.7% was 40 basis points above last year. This increase in the SG&A rate was expected and consistent with our guidance from early December, as the de-leveraging impact of a comp store sales decline was partially offset by efficiencies in stores, distribution and transportation, and depreciation.

Net interest expense was $1.1 million for the quarter, compared to $2.0 million last year, with the improvement a result of this year's cash flow.

Our tax rate for the Q4 of fiscal 2008 was 38.1%, compared to 36.8% last year. The variance to last year is primarily related to a valuation allowance for the capital loss in our top hat investments, along with no tax exempt interest income in '08 compared to '07, given we were in a net debt position throughout 2008.

For the Q4 fiscal 2008, we reported income from continuing operations of $81.8 million, or $1.00 per diluted share, compared to income from continuing operations of $82.5 million, or $0.93 per diluted share a year ago.

Our Q4 results of $1.00 per share was better than our guidance which called for earnings of $0.90 to $0.99. The majority of the favorability was in gross margin with maybe $0.01 or so coming in the tax rate as our 38.1% rate was at the low end of our guided range, principally due to tax benefits realized from statute of limitation lapses and settlements. Gross margin favorability was largely due to better sell-through in seasonal goods at lower markdowns, lower overall freight costs, and favorable early shrink results. IMU remained healthy which has been the case for most of the year.

Our Company remains in a strong financial position. Inventory ended Q4 fiscal 2008 at $737 million compared to $748 million last year. Average store inventory was relatively flat year-over-year, and for the year we achieved record inventory turnover of 3.6 times compared to 3.5 times last year.

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Final Transcript
Mar. 04. 2009 / 8:00AM ET, BIG - Q4 2008 Big Lots, Inc. Earnings Conference Call

Cash flow which we define as cash provided by operating activities less cash used in investing activities, was $123 million for fiscal 2008 which was approximately $22 million below our last forecast. The variance was attributable to an $8 million pension plan contribution which was not included in our original guidance, as well as lower than expected AP leverage. The lower AP leverage was a direct result of reallocating open to buy and receipt dollars towards categories like consumables and other closeout opportunities where terms are shorter and cash discounts are offered. We ended the year with debt of $62 million, down $102 million to last year, but more importantly, as we sit here today, we have now paid down our credit facility to 0 and are in a net cash position.

For Q4, capital expenditures totaled $13.2 million, down $7.8 million compared to the fourth quarter of last year, primarily related to the new POS rollout, which was completed in Q2 of this year. Depreciation expense for the quarter was $19.8 million, or $3.9 million lower than last year. For the year capital expenditures totaled $88.7 million and depreciation expense was $78.6 million. During Q4 we opened one new store and closed 28 stores, leaving us with 1,339 stores and total selling square footage of 28.7 million at the end of the year. For the year, we opened 21 new stores, and we closed 35 stores.

Moving on to 2009 and guidance. Overall we are planning 2009 EPS to be in the range of $1.75 to $1.90 per diluted share, compared to 2008's income from continuing operations of $1.89 per diluted share. Our 2009 plan calls for comparable store sales to be flat to down 2% with total sales dollars up 1% to down 1% compared to fiscal 2008. At this level of sales, we expect the operating profit rate to be in the range of 5.2% to 5.5%.

The gross margin rate for 2009 is expected to be similar to 2008, and essentially flat comps is the point where the SG&A rate would be flat to 2008. At flat comps, we expect to deliver an operating profit rate similar to last year. Leverage in distribution and transportation and depreciation expenses is planned to be offset by occupancy and insurance increases. Distribution and transportation as a percent of sales is expected to be down to 2008 due to consolidating our Columbus furniture DC into our regional DCs mid-year 2008, lower fuel costs, and new transportation initiatives. Overall, depreciation expense is expected to decline in 2009, and merit increases in store payroll are expected to be offset by new initiatives to improve labor efficiency.

Filling out the rest of the P&L for 2009, net interest expense is estimated at approximately $2 million, and the effective income tax rate is planned in the neighborhood of 38.0% to 39.0%.

For the year, capital expenditures are expected to be in the $80 million to $85 million range. Maintenance capital is estimated at about $40 million. From a real estate perspective, new store capital is estimated at approximately $20 million. During 2009, we anticipate opening 45 new stores and closing approximately 40 stores resulting in a net increase in our store base for the first time since 2004. Strategic initiatives will represent approximately $20 million to $25 million of CapEx in 2009, and we will be focused on our continued SAP implementation, retrofitting and refreshing a portion of our store base, continuing to invest in energy management systems to save on utility costs, and other smaller projects.

Based on these capital assumptions, depreciation expense is estimated to be $70 million to $75 million. This level of performance is estimated to generate $145 million of cash flow, and we are estimating our diluted share count to be in range of 82 million to 83 million shares for fiscal 2009.

Moving to Q1, comp sales are planned to be in the range of negative 1% to negative 3%, based on our assumption that this challenging retail environment will continue throughout the quarter. Quarter-to-date through the first 4.5 weeks our comps are within this range. We expect our Q1 gross margin rate to be slightly down to LY, as shift in mix towards lower margin consumables and electronics, will only be partially offset by an estimated decline in overall freight costs. We also expect slight SG&A de-leverage as a negative low-single digit comp will be partially offset by supply chain savings and expected lower bonus expense. Based on these assumptions, Q1 earnings are estimated to be in the range of $0.34 to $0.40 per diluted share, compared to $0.42 per diluted share last year.

Steve.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Thanks, Joe. You can see from our guidance that we are planning Q1 down 1% to 3%, which acknowledges that there will be challenges. I know that there are some very bearish views about our potential given the difficult comparisons of the last couple of years. Although we are still early in the quarter, we have been encouraged to-date with changes in the sales trends of certain of our larger categories, particularly in our home and furniture areas. There seems to be a pretty consistent theme developing, in that most retailers, analysts, investors, and economists as well, anticipate the first half of 2009 will be a difficult environment for retail, but as we move into the second half of the year, we should see some stabilization. We are planning our business in a similar way with comps down 1% to 3% in Q1 and flat to down 2% for the year. We realize 2009 will be a challenge and nothing will come easy, but hopefully we have demonstrated to you over the last three years, a very solid credible track record of delivering on what we set out to accomplish.

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Final Transcript
Mar. 04. 2009 / 8:00AM ET, BIG - Q4 2008 Big Lots, Inc. Earnings Conference Call

We have built a solid foundation and business model for the Company and are well-positioned to weather the storm in fiscal 2009, and with the strategies and initiatives we will be focused on, over the long-term, we will be better positioned to benefit when the economy does start to see some improvement.

I have mentioned on previous calls that we were working on our next long range plan, and I think it is important to spend a few moments talking about it before we take your questions. The key elements of our WIN strategy...merchandising, real estate, and cost structure...will remain the same, although some of the strategies and initiatives will be different.

From a merchandising perspective, our goal will continue to be to provide unmatched value, better quality, and better brands. That is what our customers are asking for, and what we need to do to deliver. Our major merchandise categories will remain the same...we are not planning any big shifts. From an availability of merchandise standpoint, because of the deep long-standing relationships we have with our vendor partners and the continued struggles of other retailers, we anticipate more deals will be available to us at savings that we can then in turn pass onto our customers to create excitement in our stores. So our merchants have their road maps and marching orders, and I am confident they will execute.

There are two other areas that can also impact merchandising and sales, and those are marketing and stores. From a marketing perspective, you will start to see a heightened focus on value and savings, which is very top of mind right now with consumers. Our in-store signage has been overhauled, our print advertising already has a different message, and the message of our new television commercials, will be focused on real savings, real value, Big Lots, the real deal. The marketing efforts and in-store presentation will be more focused on categories that our customers are interested in...categories like consumables and electronics...or categories where we are clearly differentiating and have great value in the store, like furniture and seasonal.

I am also very encouraged about the path we are taking from a store operations perspective. We have taken some heat over the years about our stores and what they look like. I have been very open and honest that our focus has been on improving the merchandise assortments, and lowering the overall cost structure, because I firmly believe that if we don't get those two objectives accomplished, that ultimately it wouldn't matter if our stores were pretty or not. Our approach has worked, as evidenced by our record performance over the last two years, and our record EPS in the last nine consecutive quarters. But now is the time to address stores. With new leadership in store operations, our team is focused on a program we are calling 'Ready for Business.' It is aimed at improving the consistency and timeliness of our in-store execution, and raising customer service standards in our stores. We see this as a big opportunity for Big Lots, but please remember this will take time, it won't happen overnight. I am sure I could go visit stores for the balance of this week and find some I like, and some I don't. But the team knows over the next few months that I expect to see fewer and fewer stores I don't like. The level of accountability will be very high on these initiatives. So we will continue to be relentless on merchandising and changes are coming in marketing and stores. All with the goal of moving the needle on the top line.

Now Chuck is going to give you an update on our real estate progress, and plans for the future. Chuck?

Chuck Haubiel - Big Lots, Inc. - SVP, Real Estate, Legal, General Counsel

Thanks, Steve. Perhaps the best way to describe our real estate strategy is that we seem to have moved counter to the rest of retail. Over the last two to three years, property owners, real estate developers, and most of retail were chasing rooftops to build out space and grow selling square footage. During that timeframe, we didn't believe real estate was valued appropriately. Rents were just simply too high for us. Instead of growing for growth's stake, we pared down our fleet and focused on improving our productivity and operating profit performance. All with the belief that some day, lease rates would subside, and space would become available for us to grow again profitability which is where we are today.

Joe mentioned earlier that we expect to open 45 new stores this year which is more than we have opened in the last three years combined. Openings will be throughout the country, but the largest concentration of new stores will be focused in more coastal areas in the Northeast, Carolinas, Florida, and in the west primarily in California, Oregon, and Washington. I mentioned these markets specifically because historically these have been some of the more difficult areas to find store leases in our price range. This just further emphasizes for you how the real estate market has changed in the past 6 to 12 months.

As we have mentioned on prior calls, during 2009 we will also be testing a smaller-sized store, to better understand different store layouts, and the impact on sales productivity and ultimately profits, of carrying an edited assortment of merchandise. We will test the smaller store concept for the better part of 2009, before making a determination. The importance of the test centers on the fact that there is a large amount of real estate available, that we were not previously considering in the 20,000 square foot range. If successful, a small store concept could go a long way to accelerating our footage growth if we can figure out how to make it work profitably, and still provide our customers with a great shopping experience.

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Final Transcript
Mar. 04. 2009 / 8:00AM ET, BIG - Q4 2008 Big Lots, Inc. Earnings Conference Call

We also expect to close some stores again this year which we believe is a healthy practice. We have roughly 260 stores that will be up for lease renewal in 2009, and our best estimate at this point suggests we could close up to 40 locations. Some of the closings are likely to be stores that are not performing, and quite frankly, with some of the locations we are out of options, and the landlord may have plans that don't include Big Lots. The bigger opportunity, and believe me, we do see this as an opportunity, is to close stores where we think we can reposition a store into a better center or location, that allows us to grow share or profitability in a given market.

We have spent considerable time reviewing available space and bumping those sites up against existing stores with leases expiring over the next three years. As you may expect, this not only allows us to make strategic decisions about our locations, but also provides us with another bargaining tool while discussing our renewal options with the landlords of our existing locations. Simply stated, our patience along with the softness in the overall real estate market, could allow us to relocate, and we think upgrade our positioning in some key markets during 2009 and beyond.

On the topic of renewals or renegotiations, there has been a great deal written about cost reductions and what the opportunities may be for retailers. We attempt to renegotiate every lease that is up for renewal. Our point of view is that just because we have a unilateral renewal option built into our lease that included a rent step increase with each new option, that doesn't necessarily mean that the rent step is appropriate, now five, ten, or sometimes 15 years later. Centers, neighborhoods and traffic patterns change over time, and the space may not be worthy of the same rent or more rent. In 2008 alone in the majority of stores up for renewal, we ended up agreeing on an occupancy cost that was lower than the lease option would dictate. In fact, in roughly one-third of the locations that were renegotiated, we will be paying the same amount or less in the new lease term than we paid in the old lease term.

Looking past 2009, we should be able to open more than 45 stores a year in 2010, and for the foreseeable future. Our patience and frugal approach to real estate is beginning to pay dividends as we have seen more closings of big box retail than at any time in recent history. In 2008 alone, over 2,500 stores in our size range were closed, which is over 2.5 more times than in 2001 which was the largest amount in the last ten years or so. It is important to recognize the large majority of those 2,500-plus stores will not work for us because of size, location, or excessive occupancy costs, but even if 5% of those vacancies work for us, it would be a tailwind for growth over the next couple of years. It has to work financially, just because now there is space, does not mean we are going to compromise our model and over commit. We will stick with our new store approval disciplines.

We believe now is our time and new store openings and repositioning should help to strengthen our market position. We also will be investing more time, energy, and capital in our existing fleet of stores than we have in the last three or four years. First, as Steve mentioned earlier, there is a new direction in our stores organization, and a much higher level of expectations going forward in regards to store standards, cleanliness, recovery, and overall merchandise presentation. We would expect to see a noticeable difference in stores by the first half of the year.

Second, as most of you know consumables and food in particular is very top of mind now for consumers. Our food business is one of the largest departments in our store at about 10% of the mix. Based on feedback from our customer base, we believe there is still room to grow this category and potentially even increase the frequency of visits from our customers. We will be embarking on a program we are calling 'Food Refresh.' The food department should be the cleanest, best presented section of the store, with the best fixturing available to service the customer and give them confidence in the quality and freshness of the offering. We will be launching new marketing, both signing and shelf labeling. We will be assigning ownership to associates for this section of the store, and in approximately half of the chain, we will be delivering, either new fixtures or refinished fixturing that has been restored from the stores that were previously closed. In the past, many of our fixtures were refreshed by simply handpainting them. Our new process uses a third-party to recondition the shelves and truly make them look like new.

And last but certainly not least, we will be testing a new store layout in the Columbus market, and then in a group of approximately 60 stores in 2009. The layout is a project that has evolved over the past several months, but at its core is designed to improve the shopability of the store. It builds on the elevated standards that we are instilling in the business, it features consumables more prominently in the store, and improved sight lines, front to back and side to side. The overall cost is not significant, at less than $25,000 per store, and we are aiming to learn what the overall impact to sales could be in a given store. The initial customer reaction to the one store we have been experimenting with has been that the store feels better organized, is cleaner and well-lit with wider aisles and better presentation of value and name brand product. The Columbus market should be relayed by by the end of Q1. All-in, between the food refresh initiatives and testing store retrofits, our capital outlay is approximately $5 million of the capital plan for the year that Joe covered moments ago.

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Final Transcript
Mar. 04. 2009 / 8:00AM ET, BIG - Q4 2008 Big Lots, Inc. Earnings Conference Call

With that, I will turn it back to Steve.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

So hopefully you have a feel for our merchandising strategies and how some of our marketing efforts and concentration on improving store execution, should ultimately help sales. Chuck gave you some good information on real estate and our expectations for growth, along with how we will reinvest in our existing fleet of stores.

The final key element of our strategy has been our relentless focus on the cost structure, and our never-ending goal to become more efficient in everything we do. We are proud of those efforts and our expense rate is the lowest it has ever been. But we are not satisfied...our SG&A is still just too high.

The good news is that we have opportunities to become more efficient in our store operations, supply chain, advertising, and with the overall investment of our capital to ensure returns are appropriate and we are holding the stakeholders accountable. In store operations, I am excited about the direction the team is headed, and the energy with which they are attacking costs. Scheduling at the store level, beefing up our training programs, recruiting talent, and raising the bar on consistency of in-store execution and presentation.

Our supply chain costs have declined and will continue to do so for the foreseeable future through transportation initiatives, lower fuel costs in the near term, closing our Columbus furniture operation, and the natural benefits of continued focus on inventory management and flow of goods.

Our advertising spend has remained relatively stable, while investing in our website and building our Buzz Club membership to now nearly 4 million customers. The overall dynamics of how customers wish to receive their information, continues to move from newspapers to the internet. We will continue to move more of our circulation distribution to the internet via the Buzz Club and create leverage of our online investment.

Capital deployment has been very diligent and business leaders have been held to a very high standard to ensure return requirements are achieved and leverages created.

Lowering costs is engrained in our culture. Our past successes have given us the confidence that anything is possible.

We have given you a tremendous amount of information this morning around 2008, 2009, and the future. Hopefully you have a better idea of our key business drivers and how we intend to execute over the coming quarters.

As CEO of this Company, I am accountable for the execution of our strategy and results, and it is a responsibility I take very seriously. Our team firmly believes that the repositioning improvements over the last three years, have left us in the enviable position of being able to take advantage of deals, whether merchandise or real estate, like never before. We can assure you our shareholders, we are ready to execute in whatever economic climate lay ahead, whether that means weathering challenging times, or chasing upside opportunities.

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & IR

Thanks, Steve. Lashonda, we would like to go ahead and open up the lines now for questions at this time.

QUESTION AND ANSWER

Operator

Ladies and gentlemen, (Operator Instructions).

Our first question comes from Jeff Stein , Jeff go ahead, your

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Final Transcript
Mar. 04. 2009 / 8:00AM ET, BIG - Q4 2008 Big Lots, Inc. Earnings Conference Call

Jeff Stein - Soleil Securities, Stein Research - Analyst

Sure, thank you. Good morning, Steve. First just a couple of questions, first, given the pressures in the vendor community, do you guys have any interest in purchasing any brands, that you would basically own and have on an exclusive basis?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

We take a look at that Jeff all of the time. We have done it before in the past, and clearly whenever there is a brand available we look at it, the question is, is there value in that to us? We are constantly looking and chasing that because that is our strategy, brand strategies, and if there are good brands available we absolutely will look at them.

Jeff Stein - Soleil Securities, Stein Research - Analyst

Okay. Just a couple of cash flow questions, wondering have you started negotiating your new credit line yet which expires I guess in October, and secondly if you can comment on perhaps an expected pension fund contribution for 2009?

Joe Cooper - Big Lots, Inc. - CFO

I will speak to the pension fund contribution first, we did fund about $11 million in 2008. We do not have a required contribution in '09, based on that funding, however we look at that annually. Right now in our cash flow we do not have a funding, but as the year goes on, we will look at the return performance in the fund, as well as the tax deductibility of a contribution, and then we will make that decision later in the year, Jeff.

Regarding the bank facility, we have been in constant dialogue with our banks through last year, so that is an ongoing process at this point. We have had very good support from our lead banks. Of course the merging of some of the banks has dropped some of our capacity so we are in dialogue with some new banks. Consistent with what we talked about on our last call, we are still confident in being able to execute a new bank facility. Our facility expires at the end of October.

We are looking for a goal of completing this somewhere in Q2. We don't anticipate moving it into Q3. We currently have an unsecured line of $500 million, we might pare that down somewhat, part of that is capacity in the marketplace, but part of it is our debt is about $100 million down than a year ago. We can operate very effectively on a lower line.

Of course the cost of that debt and the tenure of that, it will be shorter tenure, probably a three year deal instead of five, it might have a 365 component in it, and the spread will be higher than our current spread.

Jeff Stein - Soleil Securities, Stein Research - Analyst

Okay. Thanks a lot.

Operator

Our next question comes from David Mann, please go ahead your line is open.

David Mann - Johnson Rice & Co. - Analyst

Yes, thank you. Congratulations on a great year.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Thanks David.

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Final Transcript
Mar. 04. 2009 / 8:00AM ET, BIG - Q4 2008 Big Lots, Inc. Earnings Conference Call

David Mann - Johnson Rice & Co. - Analyst

In this environment. I guess my first question, Steve, can you clarify on the merchandise strategy. A lot of your competitors are going more aggressively towards what is working and consumables, so can you just talk about in little more depth your thoughts about pushing more in to consumables, food, and the faster moving categories even if it was at the expense of giving up margin.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

I've always said that we are concerned about gross margin dollar contribution not a margin percent. Clearly we wouldn't be afraid to push the consumables business at a higher level. There are just great deals out there in consumables. If you walk through the stores even today we profess and worked hard to show value to our customers, both in health aids, beauty aids, paper goods, plastics, chemicals. I'm sure one of my buyers is going to be offended by the fact I didn't mention them and the food part is 10% of our business, that being the consumables part and food part of the business.

We like that business, and we haven't held back. We have more free open to buy dollars currently in that area than we do in any other one of the areas in the company. We wouldn't be afraid to grow that business as I indicated already. As Chuck indicated we are in investing in the infrastructure of our business to make sure that we think we still have an upside. A lot of our customers tell us they love what we offer, but they would be encouraged to buy more if we freshened up our stores. We are investing capital to optimize that volume.

Saying that, there is a lot of other businesses that are very very important to us. I think it's important to understand we have a model of six separate businesses. Although discretionary purchases are challenged right now, it is engrained in our culture and a part of our business that we want to continue to be successful and run each and everyone of those businesses.

Those are just a couple of things and I'm probably giving you more than you asked for. The home business has been a very important part of this company's business from a gross profit dollar standpoint for a number of years and frankly has lagged the overall top line sales performance of the rest of the company. Saying that, we are starting to see some life in that business into Q1 right now.

The other parts of our business in seasonal and toys, recognize our seasonal has done well until the Q4 of this year, and I think I indicated we will be challenged into the first half of this year. I think our offerings are second to none if you walk our stores. Also talking about that the toy business, it has been very very challenged the last couple of years. Frankly into January and February the toy business is running better than it has run in two years. That's a mix of our continued focus of our relationships of branded closeouts with manufactures who we do business with, and the fact that because of the disruption in the market of some of the bankruptcies, some of the guys are doing small amounts of business want to do more business for us.

Between the trip overseas and the toy fair that we just came out of, we are really growing our business with some people and getting great closeouts we never got before and first line goods at great values that we never have gotten before. It's not just about the consumable business it's about all of our businesses.

David Mann - Johnson Rice & Co. - Analyst

In terms of the imu comments you are making going forward, how much of that is the global sourcing and lowering some of the import costs or how much of it is coming out of lower deal pricing in the market place?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

As far as that our performance has been better than expected? Or that we talked about being challenged into the first quarter?

David Mann - Johnson Rice & Co. - Analyst

Both, if you could.

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Final Transcript
Mar. 04. 2009 / 8:00AM ET, BIG - Q4 2008 Big Lots, Inc. Earnings Conference Call

Steve Fishman - Big Lots, Inc. - Chairman, CEO

That's fair. I mean, clearly Q1 is going to be mix, and that's just the fact that our lower margin businesses are performing better and at a faster rate, we are not turning away deals that are really good for us although they may be better than the overall markup of the average department which we believe they are not consistent as with the markup of the company, I think the margins were better last year and grow because of the reasons you picked out.

Second year in to the third year of the global sourcing initiative dedicated office in Shanghai of over 60 people and India, although it's very very small, but they are starting to understand our business and merchants are executing at a much better level than ever before. A piece is that costs are coming down. More importantly we have consistency of quality of what we are buying and offering, so more than anything, our markdowns are coming down in those areas, margins are going up. That's a piece there.

Secondly, from a deel environment, clearly we do make more money on closeouts than we do on a traditional in and out deal or basic never out deal and we are and have focused on concentrating not only on negotiating harder than before but getting more value out of it compared to competition so our margins increased because of that too.

David Mann - Johnson Rice & Co. - Analyst

Thank you.

Operator

Next question comes from Charles Grom.

Paul Trussell - JPMorgan Chase & Co. - Analyst

Good morning. This is actually Paul Trussell on for Chuck. Question on expenses, SG&A dollars were flat year-over-year in Q4, could you just talk about how you feel about your ability to maintain that trend? Or do better through 2009? Also in regards to the hurdle rate, help us think about the hurdle rate of 0 in '09, which I believe would be lower year-over-year despite more stores? Thank you.

Joe Cooper - Big Lots, Inc. - CFO

Sure. SG&A dollars are down in '08 versus '07 on a slightly positive comp, so we were very pleased with that performance. Along with 20 basis points of SG&A leverage. Moving to 2009, we are forecasting, our guidance is for slightly negative comps, so the leverage point is about a flat, what we talked about as a flat comp, so anything positive we would expect to be leveraging SG&A, the initiatives that we talked about, continued efficiencies and distribution transportation costs, principally transportation and also the consolidation of our Columbus furniture distribution center into our regional DC's, we will anniversary that the middle of 2009, we are getting some leverage off of depreciation, and then of course we talked about our store payroll initiative that we expect to add benefit in 2009.

You want to, did I answer your question, Paul, or go ahead and follow up if I did not.

Paul Trussell - JPMorgan Chase & Co. - Analyst

No. Those categories are helpful. Just in regards to do you expect SG&A dollars to be down in '09 as well, just to be clear?

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & IR

Paul this is TJ. Couple of things to think about, overall SG&A dollars, as Joe mentioned we have got some initiatives that were starting to anniversary mid-year, and some new ones that will come on, so on a quarterly basis, the up or down of it can vary, clearly here in the first half of the year with the furniture initiative, we have got a better opportunity for dollars to be down here in Q1, that we would have as we move through the year, it is important to keep in mind that there are two or three things that will be occurring as the year goes on, that really should focus you back on the SG&A leverage point, rather than overall dollars. For instance, adding 45 new stores this year, clearly that is going to add SG&A dollars to the occupancy cost, payroll lines, really every line of operating a store, SG&A dollars would go up there.

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Final Transcript
Mar. 04. 2009 / 8:00AM ET, BIG - Q4 2008 Big Lots, Inc. Earnings Conference Call

Additionally, when we open a new store, we spend about $100,000 of preopening expense per store, so 45 new stores versus 21 last year, there is a couple of million dollars there of SG&A growth. So if you are just focused on that line item, you are going to notice. When we evaluate performance, and really set targets to operate the business for the coming year, we are very focused on SG&A as a percent of sales, and always come back to the flat comp to start to leverage SG&A at better than a flat comp. I think you are going to find it is a very powerful model, and compares us very favorably to whoever you want to compare us to out there in the discount sector.

Paul Trussell - JPMorgan Chase & Co. - Analyst

I appreciate the color. One other question, moving to the top line, did you provide more color on your expectations for how the comp could trend by quarter this year? Thanks.

Joe Cooper - Big Lots, Inc. - CFO

What we are providing is the answer is I guess no, not on a quarterly basis. We are providing guidance for Q1 and for the year, so you can see that when in the first quarter we are talking negative 1 to negative 3, and for the year flat to negative 2, there is an implied improving trend from Q2 through the balance of the year, at this point, we don't calendarize that out for you.

Operator

Next question comes from the line of Peter Keith.

Peter Keith - Piper Jaffray - Analyst

It is Peter calling in for Mitch. I would like to pass on congratulations for solid execution in a tough environment. I wanted to ask about gross margin, it sounds like it will be flat for the year but slightly down in Q1. How should we think about the drivers through the rest of the year, because it sounds like in certain quarters you will probably have gross margins up? What might be driving that?

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & IR

Peter, it is TJ. I will start and ask Joe and Steve will chime in. Q1 you will recall last year, we had pretty favorable gross margin results in Q1 last year. As Steve mentioned, consumables and particularly electronics, I know you and Mitch watch very closely our ads, you know that our electronics presence has been pretty strong here to start the new year. Each of those categories while they are good margin, if you want to compare it to others, with consumables margins, or electronics margins, you are going to find that ours are higher, it is still going to be below our Company average of roughly 40%. So that mix pressure in categories that we really expect to drive the comp, is something that will present a challenge in first quarter.

Additionally you will recall from last year we did have a little bit of favorability in Q1 on the shrink side. That is not assumed at this point. Partially offsetting those challenges, as Steve mentioned, our IMU continues to be very strong. Freight savings, year-over-year is something that us, along with every other retailer out there, should benefit from, and should be talking abut. The price of diesel is down close to $1.50 a gallon or so year-over-year, so that is a big savings here in Q1.

As we move on throughout the year, the IMU and freight savings we would expect to continue, some of the mix pressure we don't know at this point. As Steve mentioned, some of our more discretionary categories we are starting to see a little bit more life out of, particularly in home and toys. Those do come at a little better margins, we would expect as the year goes on that some of the first quarter hurdles might come down a little bit, and we might see a little bit of improvement on a rate basis, if you are just focused on rate.

Peter Keith - Piper Jaffray - Analyst

Okay. Thanks for the color, that is helpful. I guess just one quick housekeeping question, do you guys have the total advertising expense, as well as the distribution and outbound transportation costs for the quarter?

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Final Transcript
Mar. 04. 2009 / 8:00AM ET, BIG - Q4 2008 Big Lots, Inc. Earnings Conference Call

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & IR

Yes, I do. Distribution and Transportation $46.3 million, that is 3.4% of sales, down 50 basis points to last year. Advertising for the quarter was $38.8 million, that is actually 2.9% of sales, that is actually slightly up to last year.

As you recall we talked about on previous calls beefing up our television spend a little bit here in Q4, and additionally we did run one additional ad circular in that week of Christmas, because of the way Christmas fell on Thursday, that really gave us almost a full week of shopping to run an ad circular. That is why both the dollars and the rate of sales for were up a little bit year-over-year in advertising in Q4.

Peter Keith - Piper Jaffray - Analyst

Thanks a lot. Good luck in 2009.

Operator

Our next question comes from Joe Feldman, go ahead, the line is open.

Joe Feldman - Telsey Advisory Group - Analyst

Thanks guys. Congratulations on a strong quarter and year. To the real estate, thank you for the pretty detailed analysis. I guess the couple of questions I had, if you were to find some more favorable locations this year, incremental to the 45 new stores you have already talked about, should we expect more of those to be relocations at this point, or is there an opportunity to have incremental new stores, beyond the five net new stores that you are already planning?

Chuck Haubiel - Big Lots, Inc. - SVP, Real Estate, Legal, General Counsel

I think it is likely they would be net new stores rather than relocations. Really what we are trying to do is focus not just on '09, but for the next couple of years, looking at markets, and see if we would anticipate finding a better location in an existing market. But if there will be incremental store count above the 45, I would think probably at this point, all of them would be new.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

I would jump in Joe too, so you are inside my head, 45 stores in one year is more than double what we opened last year, and more than what we opened in 3.5 years, and I want to make sure that I have an organization that is ready to handle that many more stores.

Joe Feldman - Telsey Advisory Group - Analyst

Okay. That makes sense. And then you also mentioned you guys you are in the process of renegotiating every lease that is possible to renegotiate at this point, I am curious, how are you finding the reception to that? I would imagine in this environment, you guys are definitely in the upper hand position, as are most other retailers, and is that the case, are you getting concessions, or are you getting we will reduce the CAM charge, or other types of charges, as opposed to actually lowering the rent?

Chuck Haubiel - Big Lots, Inc. - SVP, Real Estate, Legal, General Counsel

I guess in two different situations, the reception is all of a sudden we have gotten more attractive, if you will, because we are one of the few retailers that are going to conferences, and sitting down with portfolio reviews with real estate professionals, that have investment grade credit and cash in the bank. So all of those things are favorable, and people want to sit down with us.

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Final Transcript
Mar. 04. 2009 / 8:00AM ET, BIG - Q4 2008 Big Lots, Inc. Earnings Conference Call

A lot of the renegotiations, quite frankly, haven't been around CAM charges, and so forth, more about just the base rent. It depends on the developer too, because unfortunately a lot of developers are strapped for cash. So on new sites when we are negotiating, it is having the ability to take the site as-is, if you will, and build it out on our own dime, versus expecting the construction expenses to come, or come from the landlord.

Joe Feldman - Telsey Advisory Group - Analyst

Got it. That is helpful thanks. If I could sneak in one more quick one, the test you are expanding in Columbus, relaying the stores, I know it was just one store that you tested initially, but did you see like a measurable impact in terms of comps, relative to the control stores in the area, or any other comment you could give on it? Just trying to sneak that in.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

I mean it is so early on it's performance, and I think we are all kind of internally questioning was it the relay, was it the execution at store level, was it the fact that we have new management in the store. There are a lot of different issues, clearly we wouldn't be moving ahead with testing the entire marketplace in upwards of 60 locations, if we weren't encouraged by the performance. But we have been reserved, in trying to quantify what we are doing from a testing base, until we really have good information to give you.

We would invite you into the Columbus market by the end of Q1 if you want to see the entire market, or clearly you can come any time you want to, we would love to have you, to see the Sawmill store, a number of people have already seen the Sawmill store. It is not breakthrough thinking here, it is just continuing to allow the consumers to be be able to shop the store front to front, back to back, side to side, and give them the kind of merchandise they are looking for day in and day out from us, which is basically the consumable parts of the business, front and forward.

Joe Feldman - Telsey Advisory Group - Analyst

Helpful, thanks, good luck with the quarter.

Operator

Next question comes from the line of John Zolidis, go ahead, your line is open.

John Zolidis - Buckingham Research Group - Analyst

Hi, good morning, can you hear me?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Good morning, John.

John Zolidis - Buckingham Research Group - Analyst

Good morning, just wanted to ask about in an improving economy if that were to occur at some point, do you think the Company can retain the improvements in IMU, how do you think comps would fare, assuming a less robust environment for closeouts in the event that things get better at some point? Thank you.

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & IR

I will start and ask Steve to chime in, from our perspective John, quite frankly, I know a lot of people focus on consumables as a percent to total in our store, relative to other discounters, and right now, yes that does present challenges for us.

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Final Transcript
Mar. 04. 2009 / 8:00AM ET, BIG - Q4 2008 Big Lots, Inc. Earnings Conference Call

And in particular we are trying to address those through marketing and some of the store level initiatives that we talked about. I guess in reverse which is what your question centers around, then 30% mix, 70% discretionary, that becomes very much an asset for us we think, because the discretionary nature of a lot of our product in an improving economy, we think could be very good for our business, because some of those are some of our better margin categories, I think the answer to your question is yes, we would see that as a mix enhancer so to speak, going forward, should the economy start to improve, we start to sell more of our better margin categories.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

I will add to that too, John, one of the things that I mentioned on a number of occasions and the question has been asked of me many, many times, a better environment actually produces better closeouts for us, the better environment, the better the economy, the better the capital spend of the people who we do business with, which really translates to change, and we still find even today, even in the difficult environment, the best deals we are getting are from the companies whose business is the best. Because they are constantly investing in their company and the future of change, and capital investments and differentiating and making things happen.

So when they do that, there is a lot of inventory available to us. Boy I would love the economy to get better, the consumer to spend a little bit more on a discretionary basis, and I think the deals would get better for us, in some of the other areas that are a little bit more challenged right now.

Operator

Okay. Our next question comes from the line of Patrick McKeever, your line is open.

Patrick McKeever - MKM Partners - Analyst

Good morning everyone.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Morning.

Patrick McKeever - MKM Partners - Analyst

Steve, do you think the all the liquidation sales that are taking place right new in retail do you think that is having an an impact on your business, thinking Linens and Things, Circuit, some of the others, do you look at stores that are Big Lot stores that are close to some of those stores that are closing, and see an impact, or is it not a huge --?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Well first and foremost, we are not as close to most of those locations in our real estate portfolio, although we like to think that we will be moving forward into the future, in fact, some of the locations we are opening this year are ex-Linens and Things locations, so we are going to be upgrading our locations in some spots. I would tell you though, we don't really see a big difference in those liquidations affecting our business either from a negative standpoint, and frankly, I indicated one the electronics business is one of the better businesses, and we believe will continue to be.

And the home business as challenged as it has been, not only for us but for everyone, probably outside of furniture for most of the industry, the worst single business is that most retailers have talked about. We have seen some signs of life in the last 30 to 45 days for the first time, not only a reduction in comp store decreases, but in a couple of businesses that are comping up.

So I am not sure that I equate that to the liquidations that are going on right now, other than maybe there will be fewer and fewer options out there. There have been other retailers that indicated on conference calls, that their growth in the home is going to be stymied and stifled, in fact intentionally, at the expense of some other businesses. We don't look at it that way, we look at it as a great opportunity still to grow the business.

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Final Transcript
Mar. 04. 2009 / 8:00AM ET, BIG - Q4 2008 Big Lots, Inc. Earnings Conference Call

Patrick McKeever - MKM Partners - Analyst

Okay. Sounds good. Second question, similar question in a way. You have done over the past couple years some sizable closeout buys, made some sizable closeout buys in the furniture space, and so forth. I am guessing those are still out there, because I know you have got another furniture buy from the same, one of the manufacturers that you have bought from before in the stores right now. Just given the environment and the fact that your core customer, and just consumers in general are shying away from higher price points, does that limit, does that reduce your appetite for doing some of these bigger deals that you have done in the past, which had meaningful impact on both the top and bottom line in any given quarter?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

No. We have an appetite for small deals and we have an appetite for big deals, and we would like to continue to find those big deals, we haven't lost our appetite for anything whatsoever. Remember we don't view it maybe the same way that you were discussing at about higher price points, we view it as great value, those price points are 40% and 50% below, what the consumer could find similar merchandise in similar locations, and/or upscale locations across the United States.

As long as we continue to offer unparalleled value as a comparison to everyone else out there, we have a huge appetite for deals. Whether they are higher ends tickets or lower end tickets, and in between. That deal is doing just fine this year, by the way.

Patrick McKeever - MKM Partners - Analyst

Good to hear. It is certainly great merchandise, it looks like maybe a bit better on the quality side. Last year's was great quality too, but this looks like a notch higher.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

We think that the offering this year is even better than last year I would agree with you. Our customer seems to be reacting that way too.

Patrick McKeever - MKM Partners - Analyst

Okay. Thank you, Steve.

Operator

Next question comes from the line of Ronald Bookbinder, go ahead your line is open.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Good morning Ron.

Ronald Bookbinder - Global Hunter Securities - Analyst

Good morning, and congratulations also.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Thank you.

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Final Transcript
Mar. 04. 2009 / 8:00AM ET, BIG - Q4 2008 Big Lots, Inc. Earnings Conference Call

Ronald Bookbinder - Global Hunter Securities - Analyst

You talked about how you are getting the IMU, but how do you balance that with your comments about the customer wanting value? When do you pass the savings on to the consumer?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Well we think we do it every day, we think it is immediate, and it depends on merchandise category, and it depends upon where we are at. We don't go in to any deal without understanding where the lowest price is, and has been run in a similar type competitor out there. We start from that point, so we believe everything in our store is of great value, we have no problem, you or anybody else doing a market basket with our merchandise, compared to anybody else out there who operates similar type retail.

Operator

Next question comes from the line of Stacy Widlitz, go ahead, your line is open.

Stacy Widlitz - Pali Capital - Analyst

Thanks. Just a quick question, you mentioned the execution, can you give us an idea of the percentage of your stores that you think need to be touched, and also just talking about the general retail environment, are you seeing enough retailers that are in your real estate locations closing around you, that is affecting your traffic as a destination? Thanks.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

No to the second question. Traditionally we are in strip malls, with similar type retailers and/or dollar stores, now there has been some level of closing and bankruptcy of other closeout retailers, that whether you are referring to that or not, but that absolutely hasn't negatively affected our business, it is predominantly on the East Coast at this particular point, and that just offers us more of an opportunity. We really think we are getting market share right now, and it is very difficult to see that, and believe me, it is tough to say that on a comp store drop. We think that we are actually going to be the strong survivor in what is going on here.

As far as the stores being that need to be touched, we have a complete program that we are taking a look at at this particular point, that we have asked for every element of every single solitary store, and it wouldn't be number of stores that I would even give you a number on, it would be pieces that need to be refreshed on an individual basis. There are some stores that we would like refreshed and painted, there are some the stores that the floors don't look as good as we would like, there are some stores that the lighting isn't as good as we would like it to be, there are some stores that the bathrooms aren't as clean as we would like them to be and don't look as presentable, which is a really important issue that I take on a personal nature, and the stores know I have a thing about bathrooms, for every reason that you might think when our customers come in and shop, and take their kids in there.

We are reviewing that piece of it right now, and we are more than willing to spend the right amount of capital this year, in fact, and the overall capital from a store standpoint investment, is really probably up about $10 million this year, and $10 million higher than what we had in our plan for the last three years.

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & IR

If I can add a couple of things, one of the things we are doing with respect to making sure we understand what the stores need is we have a new program where we used to ask the stores what do you need to look the way we want you to look, frankly you can imagine it is pretty subjective.

With our new stores team we have got a method in place now, where when we ask and survey what the stores need to make sure they look the way we want them to, they are backed up, quite frankly, with pictures, that sounds kind of childish, but it really helps us get a better understanding, to make sure that the stores are in the condition that we want, and look the way we want.

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Final Transcript
Mar. 04. 2009 / 8:00AM ET, BIG - Q4 2008 Big Lots, Inc. Earnings Conference Call

We are not really in a lot of centers where we tend to be losing tenants, but I will tell you that we as we go forward, we are spending a lot of time looking at centers, and making sure we like the tenant mix, and making sure that at least we believe these tenants are going to be there going forward, for repositioning and opening stores in new centers that we haven't been historically opening in.

Chuck Haubiel - Big Lots, Inc. - SVP, Real Estate, Legal, General Counsel

I just want to add one more thing when you talk about what do stores needs I know you focused, and we are answering from a capital basis, but we have initiatives going on in the stores our ready for business initiative, is dealing with recovery and proper execution and consistent execution, and that is not related to capital needs. So there are a lot of initiatives going on in the stores this year with our new head of stores, that will really improve the look, as well as the operation of the store.

Operator

Our next question comes from the line of [Ivy Jack] your line is open.

Ivy Jack Analyst

Thank you for taking my question, great quarter. Three years ago or so you exited the frozen food business. Now that the environment has become more challenging, and there is focus on consumables Do you think that was the right decision?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

For us it was absolutely the right decision.

Joe Cooper - Big Lots, Inc. - CFO

I will add on that.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

I don't know what needs to be added to it.

Joe Cooper - Big Lots, Inc. - CFO

We do a lot of analysis on the long-term cost of the frozen food business, and it gave us a pop initially, but long-term the distribution costs and maintenance costs outweighed the return, and the space could be used better, we decided to exit it, and we have never regretted that.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Never looked back. One of the key decisions too, was expanding the PET category, which as you know from following other retailers, is a very hot category, and a very good category for us.

Joe Cooper - Big Lots, Inc. - CFO

Double digit every year.

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Final Transcript
Mar. 04. 2009 / 8:00AM ET, BIG - Q4 2008 Big Lots, Inc. Earnings Conference Call

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Exiting frozen gave us the opportunity to expand that category, I think too it is important to keep in mind the way the customer shops our store, oftentimes we are first shop and then they go fill the basket elsewhere where they may not have the opportunity to find in our stores. So to be the first shop, ask them to but frozen to leave in their car to go shop elsewhere, didn't feel right and didn't work very well either. So given all of that and the thinness of the margins to start with, we are very confident that was a good decision for our business. It might work for others, but not a good business for us to be in.

Operator

Last question comes from the line of David Mann.

David Mann - Johnson Rice & Co. - Analyst

Thank you. Now that you are in a net growth mode, and especially with the number of stores you are opening, can you give us a sense on what a store level pro forma might look like, in terms of sales relative to the company on average, and what kind of contribution margin might be reasonable?

Joe Cooper - Big Lots, Inc. - CFO

Well David our required contribution hasn't changed, the reason we haven't grown to the level we would have liked, really had to do with the cost structure the occupancy costs, so we still require a five year IRR to hurdle above our whack, which we have estimated about 12%, that hasn't changed.

Going in to newer markets or higher demographic markets, what that requires is a higher year one sales, and higher top line expectation, because that needs to hurdle the higher occupancy costs. We are still opening a diverse portfolio of stores each year, higher occupancy, higher sales, lower occupancy, lower sales, but what this gives us opportunity to do, is just open more stores and hit some of the markets that were just priced out of our range, and that was the coasts, as Chuck talked about, the coastal markets, the West Coast and up in the Northeast.

Operator

That concludes our Q&A session.

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & IR

Thank you everyone for joining us. We look forward to talking to you after the first quarter.

Operator

Ladies and gentlemen, a replay of this call will be available to you within the hour. You can access the replay by dialing 1-800-207-7077, and entering the pin 6852. Again that phone number is 1-800-207-7077, pin number 6852.

Ladies and gentlemen, this concludes today's presentation. Thank you for your participation. You may now disconnect.

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Final Transcript
Mar. 04. 2009 / 8:00AM ET, BIG - Q4 2008 Big Lots, Inc. Earnings Conference Call

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